Exhibit 10.7

January 17, 2005

PERSONAL AND CONFIDENTIAL

Joseph S. Zakrzewski

__________________

__________________

Dear Joe:

Reliant Pharmaceuticals, Inc., a Delaware corporation (“Reliant” or the “Company”), with its headquarter offices at 110 Allen Road in Liberty Corner, New Jersey 07938, is pleased to extend this “Offer of Employment” to you.

The following is an outline of the terms of your employment offer:

Initial Start Date:	February 1, 2004

Job Title:	Chief Operating Officer

Reporting:	You will report directly to the Chief Executive Officer of the Company. In the event that there is no CEO, you will report to the Board of Directors of the Company.

Commitment:	Full time.

Base Salary:	Your semi-monthly base salary is $18,750 payable the 15th and last day of each month (or on such other dates as determined by the Company for payment of base salary to senior executives, but not less frequently than once per month), and is annualized to $450,000, minus the appropriate taxes and withholdings.

Incentive Bonus Eligibility:	As an employee of Reliant, you will be eligible to participate in an incentive compensation plan with a potential range of up to seventy-five percent (75%) of base salary, which, if earned and awarded will be paid annually no later than the end of the first quarter of the following year. You must be employed by Reliant at the end of a given calendar year in order to be eligible, and you must also meet specific objectives that are intended to be established by Reliant in consultation with you. However in the case of your death while you are employed by Reliant or in the event Reliant terminates your employment without “Cause” (as defined below) or you terminate your employment with “Good Reason” (as defined below), any amounts earned and awarded pursuant to the incentive compensation plan will be pro-rated based on your final employment date and will be payable no later than the end of the first quarter of the following year.

Special Bonus:	Upon commencement of employment with Reliant, you will be entitled to a special one time bonus in the amount $200,000, which amount will be reduced on a dollar for dollar basis by the amount of any cash bonus payment (specifically excluding stock grant/restricted stock) that you receive from Eli Lilly and Company in respect of fiscal year 2004 (“2004 Lilly Bonus”) (regardless of when paid). The special bonus will be paid on the last business day of Q1’05. In the event that you receive some or all of your 2004 Lilly Bonus after such time as Reliant has paid you the special bonus described in this paragraph, the Company will offset any such 2004 Lilly Bonus amounts against future payments that Reliant owes to you (if any) in a manner agreeable to you and Reliant; provided that if you and Reliant are unable to agree, then in such manner as shall be reasonably determined by the Compensation Committee of the Board of Directors of Reliant (the “Compensation Committee”). Should there be no amounts against which to offset such 2004 Lilly Bonus amounts, you will reimburse the Company for any such amounts on a reasonable time table mutually agreed between you and the Company, but in any event prior to the beginning of Q2’06. In the event that you are terminated by Reliant with “Cause” or you terminate your employment with Reliant voluntarily without “Good Reason”, in each case, prior to the first anniversary of your employment with Reliant, you will reimburse Reliant for the full amount of any special bonus paid to you under this paragraph within 30 days of your separation from Reliant.

Relocation Allowance:	Reliant will reimburse you for reasonable and documented relocation expenses in connection with your move from to New Jersey including but not limited to a reasonable number of house hunting trips to New Jersey for you and your family. You will also be reimbursed for up to $50,000 of documented miscellaneous expenses that you incur in connection with the sale of your existing home and the purchase and financing of a new home, including, closing costs and commissions on your home in , closing costs on your new home in the New Jersey area, and mortgage rate differential adjustments. For the avoidance of doubt, Reliant will not reimburse you for the purchase price of your new home in New Jersey or for any personal property associated therewith.

Equity Participation:	Upon commencement of employment with the Company you will be granted options to acquire 300,000 shares of Reliant Common Stock, with a strike price of $20.00/share. Such options will vest annually over a period of four (4) years at a rate of 25% per year, and the vesting commencement date for such options will be your first day as a full-time employee of Reliant. In addition to the initial option grant, you will be eligible to participate in the Company’s Equity Incentive Plan pursuant to which you may be granted options to purchase Common Stock of the Company. Any grant of such options (beyond the initial 300,000) is solely in the discretion of the Company and subject to approval of the Compensation Committee. Any such options will be granted at no less than fair market value (as determined by the Compensation Committee) as of the date of the grant, will vest annually over a four (4) year period at a rate of 25% per year and be subject to the other terms and conditions of the Company’s Equity Incentive Plan (as will the initial 300,000 options). Subject to the foregoing, your annual option grant target range (beyond the initial 300,000 shares) is between 50,000 and 75,000 options.

Make Whole:	If prior to the first anniversary of your employment with the Company a Change of Control (as defined below) occurs at a price per share of Common Stock calculated on a fully diluted basis (the “CoC Share Price”) of less than $26.67, provided you are employed by the Company on the date of the Change of Control, the Company will pay you an incremental amount not to exceed $2,000,000, equal to the product of (i) 300,000 and (ii) the difference between $26.67 and the CoC Share Price.

If after the first anniversary but prior to the second anniversary of your employment with the Company a Change of Control (as defined below) occurs at a CoC Share Price of less than $23.33, provided you are employed by the Company on the date of the Change of Control, the Company will pay you an incremental amount not to exceed $1,000,000, equal to the product of (i) 300,000 and (ii) the difference between $23.33 and the CoC Share Price.

To the extent that any of the foregoing payments will subject you to an excise tax under Section 4999 of the Internal Revenue Code as an excess parachute payment, then you may elect to have the amount of such payments reduced to the extent necessary to avoid application of such excise tax, but only if such reduction would result in your receiving a greater amount than if you received the full amount and paid the excise tax.

For the purposes of this letter agreement, “Change of Control” shall mean (i) the sale, lease, exchange, license or other disposition of all or substantially all of Company’s assets in one transaction or series of related transactions; (ii) a merger or consolidation as a result of which the holders of Company’s issued and outstanding voting securities immediately before such transaction own or control less than a majority of the voting securities of the continuing or surviving entity immediately after such transaction and/or (iii) the acquisition (in one or more transactions) by any person or persons acting together or constituting a “group” under Section 13(d) of the Securities Exchange Act of 1934, as amended, together with any affiliates thereof of beneficial ownership (as defined in Rule 13d-3 under such Exchange Act) or control, directly or indirectly, of at least eighty percent (80%) of the total voting power of all classes of securities entitled to vote generally in the election of the Company’s board of directors or similar governing body (other than any person or group owning at least such voting power on the date hereof); provided that for the purposes of the immediately preceding clause (iii) neither a public offering of Company’s securities nor any debt or equity financing transaction or series of financing transactions shall constitute a Change of Control.

Benefits:	During your employment with Reliant, you will be eligible for Reliant’s then current employee benefits program applicable to your position, subject to all plan terms and eligibility requirements. The benefits for which you may be eligible are more fully described in the applicable plan summaries and related documents. The benefits currently offered to full-time employees include group medical, dental, vision and prescription coverage, group life and AD&D insurance, long-term and short-term disability insurance, 401(k) plan, flexible spending account, and select holidays. You will be eligible in accordance with Reliant’s policy for Combined-Time Off of eighteen (18) days plus two floating holidays.

Termination:	If your employment with the Company is terminated by Reliant without “Cause” or by you with “Good Reason” and you execute a general release of claims in a form reasonably satisfactory to Reliant (provided that such form shall not contain a non-compete provision), you will be entitled to your salary and other benefits accrued through the date of termination, as well as one year base salary compensation and any amounts due to you under the incentive compensation plan (but only to the extent earned and awarded), paid in accordance with the usual and customary payroll practices established by the Company, and you shall also be entitled to receive medical benefits upon the same terms as active employees of the Company during such one year period. Following such one year period you will be entitled to enroll in ‘COBRA’ in accordance with applicable law. For purposes of this letter agreement, “Cause” shall mean (i) any act or omission of fraud or dishonesty by you, (ii) your conviction, or entry of a plea of guilty or nolo contendere to charges of, any felony or other crime involving moral turpitude, (iii) any act or omission by you that is materially injurious to the Company, provided that you shall have 30 days after written notice from the Company to cure or correct such act or omission (but only if such act or omission can be fully cured or corrected within such 30 days period), (iv) your continuing failure to perform the material duties of your position after you have been given written notice from the Company and 30 days to cure such failure. “Good Reason” shall mean (i) the material reduction of your duties and responsibilities; (ii) Reliant’s continuing failure to perform any of its material obligations under this letter agreement; or (iii) the relocation of your principal place of business to a location that is more than 50 miles from its location as of the commencement of your employment; provided that, the Company shall have 30 days following written notice from you to cure or correct the condition or event that would otherwise constitute Good Reason.

Non-Solicitation:	You agree that Reliant has invested substantial time and effort in assembling its present workforce. Accordingly, you covenant and agree that during the term of your employment and for a period of twelve (12) months following the termination, for any reason, of your employment with the Company, you will not, directly or indirectly, entice or solicit or seek to induce or influence any of the Company’s executives or other key employees to leave their employment with the Company.

Payments:	Unless otherwise specifically provided herein, all payments described in this letter agreement shall be made in accordance with the Company’s normal payroll or reimbursement practices and shall be subject to withholding to the extent required by applicable law.

Although we hope that your employment with us is mutually satisfactory, please note that your employment at Reliant is “at will.” This means that you may resign from Reliant at any time with or without cause, and Reliant has the right to terminate your employment relationship with or without cause at any time. Neither this letter agreement nor any other communication, either written or oral, should be construed as a contract of employment for any particular duration.

Our offer is contingent on being able to deliver satisfactory evidence of identity and employment eligibility as required by Federal law on your start date. Your employment is also contingent upon your execution of an employee confidentiality and assignment of invention agreement in form and substance satisfactory to Reliant.

[Signature Page Follows]

Please sign and date this letter agreement in the space indicated and return it to my attention to evidence your understanding and acceptance of the terms set forth herein.

Sincerely,

RELIANT PHARMACEUTICALS, INC.

By:	/s/ Ernest Mario
Ernest Mario, Chief Executive Officer

Agreed to and Accepted:

/s/ Joseph S. Zakrzewski
Joseph S. Zakrzewski

Date: January 17, 2005

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